Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Patriot National Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	79,529,275	(2)	$3.38	(3)	$268,808,949.5	0.00015310	$41,154.65

Total Offering Amounts								$268,808,949.5		$41,154.65

Total Fee Offsets										-

Net Fee Due										$41,154.65

(1)

Represents the shares of common stock, $0.01 par value per share (the “Common Stock”), of Patriot National Bancorp, Inc. (the “Registrant”) that will be offered for resale by the selling securityholders pursuant to the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

Consists of (i) 72,262,715 shares of Common Stock and (ii) 7,266,560 shares of Common Stock, issuable upon conversion of conversion of 90,832 shares of Series A Non-Cumulative Perpetual Convertible Preferred Stock, no par value per share.

(3)

This estimate is made pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on May 7, 2025, as reported on The Nasdaq Stock Market LLC.